Exhibit 3.1

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

FIRST - Name

The name of the Corporation is:
Aupenheim Holdings Inc.

SECOND – Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green, Suite B, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is Northwest Registered Agent Service, Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is 100 shares (number of authorized shares) with a par value of $1 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

Northwest Registered Agent Service, Inc.
8 The Green, Suite B, Dover, DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of June, A.D. 2026.

BY: Nat Smith

Northwest Registered Agent Service, Inc., Incorporator
Nat Smith, Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:40 AM 06/16/2026
FILED 11:40 AM 06/16/2026
SR 20263416908 - File Number 10663162